EXHIBIT 5



June 18, 1998



To:  Persons Purchasing Shares of $1.00 Par Value Common Stock of
     Frontier Corporation in Secondary Transactions from the
     Selling Shareholders Pursuant to a Certain Registration
     Statement on Form S-3 dated June 18, 1998


I am the Senior Vice President and General Counsel of Frontier Corporation, the registrant pursuant to the above-referenced registration statement. In my opinion, the shares of Common Stock are, and when sold as described in such registration statement will be, legally issued, fully paid and non-assessable shares of Common Stock, par value $1.00, of Frontier Corporation.

I hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement on Form S-3 of Frontier Corporation referred to above.

Very truly yours,




/s/ Martin T. McCue
---------------------------
Martin T. McCue
Senior Vice President
  and General Counsel